Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The World Acceptance Corporation Retirement Savings Plan Advisory Committee
World Acceptance Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated June 30, 2014, with respect to the statement of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 2013, which report appears in the December 31, 2014 annual report on Form 11‑K of World Acceptance Corporation Retirement Savings Plan.

/s/ KPMG LLP
Greenville, South Carolina
June 23, 2015